SUB-ITEM 77 C:
Submission of
matters to a vote of
security holders

A Special Meeting of
Shareholders of
Federated Income
Securities Trust (the
?Trust?), of which the
Fund is a portfolio, was
held on October 28,
2013. On August 29,
2013, the record date
for shareholders voting
at the meeting, there
were 464,685,428.035
total outstanding shares
of the Trust.
     The following item
was considered by
shareholders of the
Trust and the results of
their voting were as
follows:
AGENDA ITEM
Proposal to elect certain
Trustees of the Trust:1
[tbl:fin2hd,6,,1]
Name
For
Withheld
John T. Collins
357,095,356.996
4,082,407.702
Maureen Lally-Green
356,880,665.829
4,297,098.869
Thomas M. O?Neill
357,032,580.339
4,145,184.359
P. Jerome Richey
356,553,411.684
4,624,353.014
1	The following
Trustees continued
their terms:
John F. Donahue,
J. Christopher
Donahue, Maureen
Lally-Green (having
been previously
appointed by the
Board), Peter E.
Madden, Charles F.
Mansfield, Jr.,
Thomas M. O?Neill
(having been
previously
appointed by the
Board), and John S.
Walsh.